EXHIBIT 99.1


FOR IMMEDIATE RELEASE

LEXINGTON PRECISION EXTENDS EXCHANGE OFFER

NEW YORK, September 5, 2001 - Lexington Precision Corporation (OTC: LEXP) announced today that it is extending the expiration date of its offer to exchange its 12 3/4% Senior Subordinated Notes due February 1, 2000, for Increasing Rate Senior Subordinated Notes due December 31, 2004. The offer is now scheduled to expire at 5:00 p.m., New York City time, on September 17, 2001, unless further extended.

As of 12:00 a.m. on September 5, 2001, Lexington Precision had received tenders of $26,601,000 principal amount, or 97%, of the $27,412,000 principal amount of its 12 3/4% Senior Subordinated Notes, subject to withdrawal rights. A condition for the exchange offer to be effective requires that at least 99% of the notes be tendered.

Additionally, the company reported that it had not yet obtained agreements, satisfactory to the company, with its senior, secured lenders that would permit the company to consummate the exchange offer.

Lexington Precision Corporation manufactures precision rubber and metal components, which are used primarily by manufacturers of automobiles, automotive replacement parts, medical devices, and industrial equipment.

Contact:  Warren Delano  (212) 319-4657